Exhibit 10.23

Lockheed Martin Corporation

Severance Benefit Plan For Certain Management Employees

Originally Effective January 1, 2008

Amended and Restated Effective June 26, 2008

Amended and Restated Effective December 31, 2010

This document sets forth the terms of the Lockheed Martin Corporation Severance Benefit Plan for Certain Management Employees (the “Plan”). The Plan provides benefits to Eligible Employees who leave the employment of the Corporation as a result of an Executive Layoff Event and otherwise satisfy the eligibility requirements of the Plan. The Plan is intended to constitute an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) that provides severance benefits to a select group of management or highly compensated employees.

1.	Definitions. The following terms when capitalized have the following meaning:

(a)	Affiliate – Any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by the Company or by one or more of its Affiliates, or by a combination thereof.

(b)	Annual Base Pay – An amount equal to fifty-two (52) weeks of Base Pay.

(c)	Base Pay – The Employee’s weekly salary at the time of the Employee’s Termination of Employment. Base Pay shall not include management incentive compensation, overtime or any other additions to salary.

(d)	Basic Severance Benefit – The benefit payable under Section 5(a) of the Plan.

(e)	Cause – Any of the following: (i) Commission of a crime that the Company

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determines could harm the Company’s reputation or financial prospects or could subject the Company to penalties or sanctions; (ii) A violation of any of the Company’s corporate policy statements that involve compliance with law which violation the Company determines could harm the Company’s reputation or financial prospects; (iii) A violation of the Company’s Code of Ethics and Business Conduct that the Company determines could harm the Company’s reputation or financial prospects; (iv) Refusal to cooperate with the Company in a Company investigation; or (v) Any similar conduct with respect to which the Company determines in its sole discretion that the payment of a benefit under the Plan would not be in the Company’s best interest.

(f)	Claims Administrator – The Committee, in the case of an Officer, and the Savings Plan Administrative Committee, in the case of any other Employee.

(g)	Committee – The Management Development and Compensation Committee of the Company’s Board of Directors.

(h)	Company – Lockheed Martin Corporation. For the purposes of the Plan, the term “Company” shall include any successor entity (by merger or otherwise).

(i)	Eligible Employee – An Employee who satisfies the requirements for eligibility for coverage under Section 3 and who is not covered by any of the exceptions described in Section 4.

(j)	Employee – An individual who is employed by the Company and is treated on the Company’s payroll records as a salaried employee of the Company. The term “Employee” includes an Officer but does not include anyone who is not a citizen or resident of the United States and whose duties are primarily performed outside the United States.

(k)	Executive Layoff Event – Termination of Employment of an Eligible Employee that is (i) initiated by the Company for reasons other than for Cause; and (ii) designated by the Board of Directors in the case of an Officer, or the Senior Vice President, Human Resources in the case of any Eligible Employee other than an Officer, as an Executive Layoff Event. An Executive Layoff Event does not include a termination that is described in Section 4.

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(l)	Follow-on Benefits – A payment equal to the cost to the Eligible Employee of continuing for one year his or her coverage under the Company’s medical, dental and vision plans under the plans and with the same level of coverage as elected by the Eligible Employee during open enrollment for the Plan Year in which the Executive Layoff Event occurs (but excluding flexible spending account plans). The amount will be equal to the cost charged Employees for coverage provided by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1987 (COBRA coverage).

(m)	Full Bonus Equivalent – An amount equal to an Eligible Employee’s Annual Base Pay multiplied by the target level assigned to the Eligible Employee under Paragraph B of Exhibit A to the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (Performance-Based) or any successor plan.

(n)	Long Term Incentive Performance Award – A cash award under the Lockheed Martin Corporation Amended and Restated 2003 Incentive Performance Award Plan or any successor plan that measures performance over a three year cycle.

(o)	Officer – An Employee who is elected as an officer of the Company by the Board of Directors.

(p)	Plan Administrator – Lockheed Martin Corporation.

(q)	Plan Year – The 12-month period beginning on January 1 each year and ending on the following December 31.

(r)	Prorated Bonus Equivalent – An amount equal to (i) an Eligible Employee’s Base Pay multiplied by the target percentage assigned to the Eligible Employee under Paragraph B of Exhibit A to the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (2006) (or any successor plan), and (ii) then multiplying the product obtained under (i) by the number of full weeks for which the Eligible Employee was employed by the Company in the Plan Year in which the Executive Layoff Event occurs.

(s)	Salaried Employee Plan – The Severance Benefit Plan for Employees of Lockheed Martin Corporation or any successor plan

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that provides benefits in the case of a layoff or reduction in force to salaried employees of the Company or its Affiliates.

(m)	Severance Benefit – Benefits payable under the Plan which could be a Basic Severance Benefit or a Supplemental Severance Benefit.

(n)	Supplemental Severance Benefit - The benefit payable under Section 5(b) of the Plan.

(o)	Termination of Employment – A separation from service as such term is defined in Code section 409A and the regulations thereunder.

(p)	Years of Service – The number of consecutive calendar months from (and including) the month of the Eligible Employee’s date of hire through and including the month in which the applicable Employee’s Executive Layoff Event occurs, divided by 12, subject to the following:

(i)	Service Limited to Whole Years. Fractional Years of Service will be disregarded, so that only full Years of Service will be recognized. The only exception relating to fractional years of service pertains to Eligible Employees who have more than six months of service, but less than a full year of service, in which case the Years of Service will be calculated as one year.

(ii)	Certain Periods of Leave. Time periods of leave during the Employee’s employment that do not or would not qualify for credited service under the pension plan applicable to the Eligible Employee will be deducted from the total period of employment to calculate the Eligible Employee’s Years of Service;

(iii)	An Eligible Employee’s Years of Service under the foregoing rules shall never exceed the actual number of full years worked by the Employee for the Company.

2.	Effective Date. The Plan shall be effective with respect to Executive Layoff Events that occur and are announced on or after January 1, 2008.

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3.	Eligibility for Coverage. An Employee shall be eligible for coverage under the Plan if the Employee satisfies all of the following:

(a)	At the time of the Executive Layoff Event, the Employee is either

(i)	an Officer,

(ii)	an Employee who has been granted a Long Term Incentive Performance Award for which a performance cycle is still ongoing; or

(iii)	an Employee who is designated in writing by the Senior Vice President, Human Resources to participate in the Plan.

(b)	The Employee has not waived coverage under the Plan;

(c)	The Employee is not receiving a benefit under the Salaried Employee Plan and is not a party to another plan, agreement or arrangement providing severance or similar benefits on account of termination of employment;

(d)	The Employee is not disqualified for a Severance Benefit because the Employee’s Termination of Employment is on account of one of the exceptions set forth in Section 4; and

(e)	The Senior Vice President, Human Resources determines in his or her sole discretion that the Employee’s employment has terminated or will terminate on account of Executive Layoff Event. In the case of an Officer, this determination will be made by the Committee in its sole discretion.

4.	Exceptions To Coverage As An Executive Layoff Event. Notwithstanding Section 3 or anything else to the contrary, an Employee’s termination of employment will not be considered to have occurred on account of an Executive Layoff Event and the Employee will not be entitled to a Severance Benefit if:

(a)	the Employee is transferred to or assumes another position within the Company or with any Affiliate;

(b)

the Employee is transferred to, assumes, or is offered a job or position with (A) a purchaser of stock of the Company, or of assets of the Company, or of a business unit(s) of the Company, or of stock or other equity interests or assets of an Affiliate(s) or of a business unit(s) of an

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Affiliate; (B) the surviving entity following a merger or consolidation of the Company or an Affiliate(s) with another entity; (C) an entity serving as a contractor or a succeeding contractor (including a subcontractor or outsourcer) for business or functions performed by the Company; (D) an entity including but not limited to a joint venture, limited liability company or partnership to whom control of a business unit, organization or function within the Company or a business unit of the Company or of an Affiliate, or contract is transferred, whether by a stock or asset sale or other means; or (E) an affiliate of any such purchaser, contractor, succeeding contractor, subcontractor, outsourcer or entity;

(c)	the Employee is terminated for Cause; or

(d)	the Employee terminates employment on his or her own initiative including retirement, resignation, failure to return from leave of absence or disability, or dies. If an Employee elects to retire concurrent with an Executive Layoff Event, then the Employee will not fall within this exception to coverage.

5.	Calculation of Severance Benefit.

(a)	Basic Severance Benefit Applicable to all Eligible Employees. The Basic Severance Benefit payable to an Eligible Employee shall equal two weeks of the Eligible Employee’s Base Pay.

(b)

Supplemental Severance Benefit. The following Supplemental Severance Benefits are in addition to the Basic Severance Benefit and are available only to Eligible Employees who within 45 calendar days of the Eligible Employee’s Termination of Employment as a result of an Executive Layoff Event execute both (i) a valid and binding written release of the Company and its directors, officers and Employees of claims of any kind or nature in respect of the Employee’s employment with the Company and any predecessor employer (and each of their affiliates) in the form supplied by the Company; and do not revoke any such release of claims within any revocation period provided for in the release of claims, and (ii) Post-Employment Conduct Agreement

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substantially in the form attached to the Plan as Exhibit A and as amended to reflect specific jurisdictional or other requirements.

i.	For the Chief Executive Officer – a lump sum payment equal to the sum of 2.99 times Annual Base Pay plus 2.99 times Full Bonus Equivalent plus Follow-on Benefits.

ii.	For an Officer other than the Chief Executive Officer – a lump sum payment equal to the sum of Annual Base Pay plus Full Bonus Equivalent plus Follow-on Benefits.

iii.	For an Eligible Employee who has received a Long Term Incentive Performance Award for which the performance period has not concluded or any other Eligible Employee and is not covered by Section 5(b)(i) or (ii) above – a lump sum payment equal to the sum of (a) the product of the number of full Years of Service (up to a maximum of 26) credited to the Eligible Employee multiplied by the Eligible Employee’s weekly rate of Base Pay at the time of termination of employment, plus (b) the Eligible Employee’s Pro Rata Bonus Equivalent, plus (c) Follow-on Benefits.

iv.	In addition to the applicable amount specified in Section (b) (i), (ii), or (iii) above, an Eligible Employee who is receiving a Supplemental Severance Benefit also will be eligible to receive (a) outplacement services for one year; and (b) if the Eligible Employee relocated in order to fill the position held by the Eligible Employee at the time of the Executive Layoff Event, he or she will also be eligible for relocation services in accordance with CPS 538.

(c)	Timing of Payment of Severance Benefit – The amount of the Severance Benefit payable under Section 5(a) and Section 5 (b)(i), (ii) or (iii) above will be paid in a lump sum, less applicable tax withholdings as follows:

i.	In the case of payment of a Basic Severance Benefit, as

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soon as practicable following the Eligible Employee’s Executive Layoff Event (and the expiration of any applicable revocation period thereunder without revocation of such release of claims), but in no event later than the March 15 immediately following the year in which the Eligible Employee’s Executive Layoff Event; and

ii.	In the case of payment of a Basic Severance Benefit, as soon as practicable following the Eligible Employee’s (a) Executive Layoff Event, and (b)execution of a release of claims following such Executive Layoff Event, but in no event later than the March 15 immediately following the year in which the Eligible Employee’s Executive Layoff Event occurs. Outplacement and relocation expenses paid as part of the Supplemental Severance Benefit will be provided by a third party provider selected by the Company. Outplacement or relocation expenses will be paid by the Company to the third party providing the services following billing to the Company and must be incurred no later than December 31 of the second year following the year in which the Eligible Employee’s Executive Layoff Event occurred and paid by the Company no later than December 31 of the third year following the year in which the Eligible Employee’s termination of employment occurred.

(d)	Maximum Benefit Payable – Notwithstanding anything in the Plan to the contrary, if the total amount of benefits, including Plan benefits, provided to an Eligible Employee would result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Company, in its sole discretion, may reduce the benefits provided under the Plan so that the total payment will not result in an excess parachute payment to the Eligible Employee.

(e)	Specified Employees – The benefits under this Plan are intended to

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meet the exceptions under Code section 409A for short term deferrals, involuntary severance payments, and/or benefits payable within a limited time after separation from service. However, to the extent any benefit payable under this Plan to an Eligible Employee who is a “specified employee” (as defined in Code section 409A) is subject to Code section 409A, such benefit payment shall be delayed until 6 months following the month in which the Eligible Employee has a Termination of Employment from the Company.

6.	Further Conditions on Payment of Severance Benefit.

(a)

The Company retains the right to condition payment of a Basic Severance Benefit or Supplemental Severance Benefit upon the Eligible Employee maintaining fully satisfactory work performance until the effective date of the Eligible Employee’s Executive Layoff Event as agreed to by the Company, including the Eligible Employee’s faithful performance of any remaining obligations the Eligible Employee may owe to the Company such as prompt reimbursement to the Company for cash advances and debit balances and the return of all Company property. To the extent the Eligible Employee fails to maintain fully satisfactory work performance until the effective date of the Eligible Employee’s Executive Layoff Event, such Eligible Employee shall forfeit his or her Basic Severance Benefit and/or Supplemental Severance Benefit, in their entirety, to the extent of any such benefit.

(b)

In the event an Eligible Employee who is entitled to a Supplemental Severance Benefit becomes employed by the Company (or an Affiliate) prior to the first anniversary of his or her Executive Layoff Event, the Eligible Employee shall be obligated to repay to the Company an amount equal to the amount of the Employee’s Supplemental Severance Benefit multiplied by a fraction, the numerator of which is the number of weeks (capped at 52) in the one-year period following the Employee’s termination of employment during which the Employee is employed by the Company and the denominator of which is (i) fifty-two (52), in the case of an Officer; and (ii) twenty-six

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(26) in the case of any other Eligible Employee.

(c)	If an Eligible Employee dies after his or her Termination of Employment, but before payment of a Basic Severance Benefit is made, the Basic Severance Benefit will be paid to his or her estate. If an Eligible Employee dies after he or she has signed the release of claims and the release of claims is delivered to the Company within the time limit provided in Section 5(b) of the Plan, then the Supplemental Severance Benefit will be paid to his or her estate.

(d)

The benefits under the Plan are in lieu of, and not in addition to, any other severance or similar benefits for which the Eligible Employee may be eligible under any Company plan, policy, agreement or arrangement (including but not limited to the Salaried Employee Plan). As a condition to receiving a benefit under the Plan, the Company may require that the Eligible Employee waive rights under all other plans, policies, agreements or arrangements providing severance or similar benefits or may reduce the amount payable under the Plan by the amount payable under any other such plan policy, agreement or arrangement. In no event shall the Company’s administration of the Plan in accordance with the preceding sentence operate to delay payment of a benefit under the Plan to an Eligible Employee beyond March 15th immediately following the year in which such Eligible Employee’s Executive Layoff Event occurs.

7.

Administration. The Company may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Company under the Plan. The Committee, with respect to Officers, and the Savings Plan Administrative Committee, with respect to all other Employees shall determine the eligibility of any Employee to participate in the Plan and the right of any Employee to any benefit and the amount of any benefit payable under the Plan to any individual. The Committee and the Savings Plan Administrative Committee shall have the discretionary authority to interpret any term of the Plan.

8.	Claims Procedure.

(a)	The Senior Vice President, Human Resources shall notify each Eligible

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Employee who has been determined to have incurred an Executive Layoff Event and who is eligible to receive benefits under the Plan and shall provide any forms required in connection with application for such benefits. If any Employee disagrees with determination of his or her benefits, the Employee may submit a written statement to the Claims Administrator describing the basis of the claim for benefits, together with any forms required in connection with application for a benefit, at any time within the 120 day period following the date on which the Employee claims to have become entitled to the Basic Severance Benefits or the Supplemental Severance Benefits.

(b)	The procedures when a claim under the Plan is wholly or partially denied are as follows:

(i)	The Claims Administrator shall, within 90 days after receipt of a claim, furnish to claimant a written notice setting forth, in a manner calculated to be understood by claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed; and (5) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The 90 day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Claims Administrator shall give the claimant, before the end of the initial 90 day period, a written notice of such extension, stating such special circumstances and the date by which the Senior Vice President expects to render a decision.

(ii)

By a written application filed with the Claims Administrator within 60 days after receipt by claimant of the written notice described in paragraph (a), the claimant or his or her duly authorized representative may request review of the denial of his or her claim by

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the Claims Administrator.

(iii)	In connection with review by the Claims Administrator, the claimant or his duly authorized representative may submit issues, comments, documents, records and other information relating to the claim for benefits under the Plan to the Claims Administrator. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” to claimant’s claim for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards required under federal law.

(iv)

The Claims Administrator will provide an impartial review that takes into account all comments, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claims Administrator shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Claims Administrator of the request for review. This period may be extended by the Claims Administrator to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60 day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached. The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant and shall include: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon

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request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; (4) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. In the event that the Claims Administrator must make a determination of disability in order to decide a claim, the Claims Administrator shall follow the special claims procedures for disability benefits described in Department of Labor Regulation section 2560.503-1(d). The Claims Administrator shall render a decision within a reasonable time (not to exceed 90 days) after the claimant’s request for review, rather than within 120 days as set forth in the above paragraph.

(v)	In filing a claim or appeal under this Section 8, an Employee at his or her option may act through an authorized representative.

9.	Funding. The Plan shall not be funded through a trust, insurance contract or otherwise, and all benefit payments from the Plan shall be made from the general assets of the Company. Accordingly, an Employee shall not have any claim against specific assets of the Company, and shall be only a general creditor, with respect to any rights he/she may have under the Plan.

10.

Amendment and Termination of Plan. The Plan may be amended, in whole or in part, at any time by action of the Committee or by any authorized delegate, without notice, except that any amendment that would change the eligibility requirements or the amount of benefits payable under the Plan must be approved by the Committee. The Plan may be terminated by action of the Committee at any time. Upon termination of the Plan, the Company shall have no further liability hereunder, and all Plan benefits (including any amounts payable to

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Employees who separated from service before the date of Plan termination) shall cease.

11.	No Assignment. No Basic Severance Benefit or Supplemental Severance Benefit payable under the Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against an Employee.

12.	Relationship to Other Benefits. An Employee’s Basic Severance Benefit or Supplemental Severance Benefit shall not be taken into account to increase any benefits provided (or to continue coverage) under any other plan, policy, or arrangement of the Company or any Affiliate, except as otherwise expressly provided in writing in the other plan, policy, or arrangement, including accelerating vesting or other rights under the Lockheed Martin Corporation Amended and Restated Incentive Performance Award Plan (or any successor plan).

13.	Governing Law. Except to the extent preempted by Federal law, the Plan shall be construed, administered and enforced according to the laws of the State of Maryland, without regard to its conflict of laws provisions. Notwithstanding anything herein to the contrary, payments under this Award Agreement shall be made at a time and in a manner that satisfies the requirements of Internal Revenue Code Section 409A.

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The Plan has been approved by the Management Development and Compensation Committee and is effective as of January 1, 2008. Amendments to the Plan are effective as of the date(s) set forth above.

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Exhibit A

Post-Employment Conduct Agreement

[Will vary by state and current legal and professional requirements at time of termination]

This Post Employment Conduct Agreement dated [    ] (this “PECA”), together with the Release of Claims being entered into contemporaneous with this PECA, is entered into in consideration of the payment (“Severance Payment”) to be made to me under the Lockheed Martin Corporation Severance Benefit Plan for Certain Management Employees (“Severance Plan”). By signing below, I agree as follows:

(a) Restrictions Following Termination of Employment.

(a) Covenant Not To Compete – Without the express written consent of the [Chief Executive Officer/Senior Vice President, Human Resources]1 of the Company, during the [two/one]2 -year period following the date of my termination of employment with the Company (“Termination Date”), I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6 below), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)	oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6 below) of or by the Restricted Company, or

(ii)	would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c) below) of the Company (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Company by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Company, information relating to employee performance, promotions or identification for promotion, or information

[1]	CEO for elected officers; SVP HR for others.
[2]	Two years for elected officers; one year for others.

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relating to the Company’s cost base) could be used to the disadvantage of the Company.

(b) Non-Solicit – Without the express written consent of the [Chief Executive Officer/Senior Vice President, Human Resources]1 of the Company, during the [two/one]2 -year period following the Termination Date, I will not (i) interfere with any contractual relationship between the Company and any customer, supplier, distributor or manufacturer of or to the Company to the detriment of the Company or (ii) induce or attempt to induce any person who is an employee of the Company to perform work or services for any entity other than the Company.

(c) Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Company committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Company or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Company or others to which I had access or that I was responsible for creating or overseeing during my employment with the Company. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Company’s Senior Vice President and General Counsel as to the existence of the obligation and will cooperate with any reasonable request by the Company for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Company shall be and remain the property of the Company. For purposes of this PECA, “Confidential or Proprietary Information” means Proprietary Information within the meaning of CPS 710 (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)	existing and contemplated business, marketing and financial

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business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, or

(ii)	existing or contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, or production processes.

(d) No disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Company or its stockholders, directors, officers, employees, agents, attorneys, representatives, technology, products or services with respect to any matter whatsoever.

(e) Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Company in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Company or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Company, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

2. Consideration and Release of Claims. I acknowledge and agree that the Severance Payment being made to me is in addition to the payments or benefits that otherwise are or would be owed to me by the Company and that the Severance Benefit being provided to me is in consideration for my entering into this PECA and the Release of Claims attached to this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the payments being made to me. I further acknowledge and agree that as a result of the high level executive and management positions I have held within the Company and the access to and extensive knowledge of the Company’s Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Company’s legitimate business interests.

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3. Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a) I agree, upon demand by the Company, to repay the Severance Payment to the Company in the event any of the following occur:

(i)	I breach any of the covenants in Section 1;

(ii)	The Company determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Company, contributed to the Company having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission; or

(iii)	The Company determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report the acts of another person of which I had knowledge during the period I was employed by the Company) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Company’s financial position or reputation.

(b) The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Company for any of the conduct described in Section 3(a) and shall not limit the Company from seeking damages or injunctive relief.

4. Injunctive Relief. I acknowledge that the Company’s remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Company at law or in equity (including but not limited to, an action under Section 3(a), the Company shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5. Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of this PECA is adjudicated to be invalid or unenforceable, this

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PECA shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

6. Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Severance Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a) “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L-3 Communications Corporation, the Harris Corporation, Thales, EADS North America and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.

(b) “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Company as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Company at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Company for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Company at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Company for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Company) to Confidential or Proprietary Information of the Company at any time during the two-year period ending on the Termination Date.

7. Miscellaneous.

(a) The Severance Plan, this PECA with the attached Release of Claims constitute the entire agreement governing the

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terms of the Severance Payment and supersede all other prior agreements and understandings, both written and oral, between me and the Company or any employee, officer or director of the Company concerning payments on account of my termination of employment.

(b) This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law.

(c) This PECA shall inure to the benefit of the Company’s successors and assigns and may be assigned by the Company without my consent.

SIGNED this              day of                         , 2        .

(Signature)

(Printed Name)

(Title)

FOR LOCKHEED MARTIN CORPORATION:

(Signature)

(Printed Name)

(Title)

(Date)

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[Release – Will Vary By State and Current Legal Requirements at Time of Termination]

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